Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Third Fiscal Quarter Ended December 31, 2015

CSWC Grows Portfolio to $135 million in Invested Assets

Dallas, Texas – February 8, 2016 – Capital Southwest Corporation (“Capital Southwest” or the “Company”; Nasdaq: CSWC) today announced its financial results for the third fiscal quarter ended December 31, 2015.

Financial Highlights

•	Total Investment Portfolio: $134.9 million

◦	Total Credit Portfolio: $60.9 million

◦	Total Legacy Equity Portfolio: $45.6 million

◦	Total Investment in I-45 Senior Loan Fund (“I-45 SLF”): $28.4 million

✓	I-45 SLF portfolio consists of $84 million invested in 19 credits, predominantly 1st Lien

•	During the quarter, we completed the final stage of the planned divestitures of legacy Capital Southwest equity investments, which consisted of $3.2 million in sale proceeds and a realization of $8.2 million in capital losses.

◦	Total divestitures of legacy Capital Southwest equity investments since June 2014 have generated sales proceeds of $222 million and net capital gains of $169 million

•	Total Cash: $143.7 million

•	Total Net Assets: $270.8 million

•	Net Asset Value per Share: $17.22

•	Weighted Average Yield on Debt Investments: 10.3%

•	No investment assets currently on non-accrual

•	Net Investment Loss of ($20) thousand

◦	Net Investment Loss includes $0.7 million of expenses associated with the spin-off

◦	Adjusted for specific spin-off related expenses, Net Investment Income would have been $0.7 million, or $0.04 / share

In commenting on the Company’s results, Bowen Diehl, President and Chief Executive Officer, stated, “This quarter marks the end of our transformation to a credit focused BDC.  We have largely completed the immediately planned divestitures of our legacy Capital Southwest equity investments and have made significant progress towards building and managing a diverse portfolio of credit investments.  We saw strong deal flow during 2015, allowing us to make some very interesting investments in high quality companies. We have also been pleased with the ramp of I-45 SLF, which allowed for positive earnings at the fund and a dividend to the I-45 SLF equity holders during its first quarter of operations. Finally, our sizeable liquidity position, between Capital Southwest and I-45 SLF, allowed us to benefit from the recent dislocation in the markets.

Portfolio and Investment Activities

During the quarter ended December 31, 2015, the Company originated four credit investments totaling $18.6 million.  The Company received proceeds related to the sales of certain equity securities in legacy investments totaling $3.2 million and recognized net realized losses on such sales totaling $8.2 million. New investment transactions which occurred during the quarter ended December 31, 2015 are summarized as follows:

360 Holdings III Corp., $7.0 million 1st Lien Senior Secured Debt: Three Sixty Group is a provider of branded merchandising programs to retailers, offering high-velocity, value-priced, proprietary consumer products and accessories.

Argon Medical Devices, $5.0 million 2nd Lien Senior Secured Debt: Argon is a global manufacturer of single-use specialty medical devices for interventional radiology and cardiology, vascular surgery, and critical care procedures.

Water Pik, Inc., $4.8 million 2nd Lien Senior Secured Debt: Water Pik is the largest designer, marketer, and supplier of branded consumer and professional oral health products and replacement showerheads.

Prepaid Legal Services, Inc., $1.8 million 2nd Lien Senior Secured Debt:  Prepaid Legal is the largest provider of subscription-based legal and identity theft plans to the North American market.

Subsequent to quarter end, the Company originated three investments totaling $15.6 million.  New investment transactions subsequent to quarter end are summarized as follows:

Chandler Signs, L.P., $6.0 million Senior Secured Subordinated Debt and Equity: Chandler Signs is a national, vertically integrated provider of exterior on premise signs for multi-site companies in a wide variety of end markets.

TaxAct, Inc., $5.0 million 1st Lien Senior Secured Debt: TaxAct, Inc. is a US provider of internet-enabled tax solutions for consumers, tax professionals, and small business owners.

Digital River Inc., $4.6 million 1st Lien Senior Secured Debt: Digital River is a leading provider of mission-critical, end-to-end outsourced e-commerce solutions to tier 1 and tier 2 enterprises across many industry verticals.

Third Fiscal Quarter 2016 Operating Results

For the quarter ended December 31, 2015, Capital Southwest reported total investment income of $3.3 million, compared to $1.1 million in the prior quarter.  The increase in investment income was attributable to both an increase in debt investments outstanding and dividends paid from certain portfolio companies.

For the quarter ended December 31, 2015, total expenses (excluding tax expense) were $3.9 million, compared to $10.3 million in the prior quarter.  The decrease in expenses was primarily due to one-time expenses related to the spin-off of CSW Industrials, Inc. (Nasdaq:  CSWI) in the prior quarter, as well as the departure of certain employees that joined CSW Industrials.  In the current quarter, there were $0.7 million of spin-off expenses recorded.

For the quarter ended December 31, 2015, there was a tax benefit of $0.6 million recorded compared to an expense of $0.1 million in the prior quarter.  The increase was due to tax losses at Capital Southwest Management Company, a wholly-owned management company subsidiary.

For the quarter ended December 31, 2015, total net investment loss was ($20) thousand compared to a loss of $(9.3) million in the prior quarter.  Excluding specific spin-off related expenses, net investment income was $0.7 million.

During the quarter ended December 31, 2015, Capital Southwest recorded net realized and unrealized losses on investments of $(1.1) million.  The net decrease in net assets resulting from operations was $(1.1) million, compared to $(9.0) million in the prior quarter. The prior quarter included $7.9 million in one-time expenses related to the spin-off.

The company’s net asset value, or NAV, at December 31, 2015 was $17.22 per share, as compared to $17.68 at September 30, 2015.  The reduction in NAV was primarily due to the $2.9 million tax paid on behalf of shareholders for net capital gains earned in 2015.

Liquidity and Capital Resources

At December 31, 2015 Capital Southwest had unrestricted cash and money market balances of approximately $143.7 million, total assets of approximately $286.6 million, and net assets of approximately $270.8 million.  As of December 31, 2015, Capital Southwest had no borrowings outstanding.

Remarking on the Company’s liquidity position, Michael S. Sarner, Chief Financial Officer of the Company, stated, “This quarter we have continued to execute on our strategy of deploying capital into granular credit investments.  We are thoughtfully constructing a portfolio which will allow us to effectively leverage our balance sheet as we deploy our available capital.   Additionally, we are pleased that we were able to produce positive Net Investment Income before spin-off related expenses in the first quarter post separation.”

Share Repurchase Program

On January 25th, 2016, Capital Southwest announced that its board of directors authorized the repurchase of up to $10 million of its common stock at prices below the Company’s net asset value per share as reported in its most recent financial statements.  The Board authorized the plan because it believes that the Company’s common stock may be undervalued from time to time due to market volatility.

Third Fiscal Quarter 2016 Financial Results Conference Call and Webcast

Capital Southwest has scheduled a conference call on Tuesday, February 9, 2016, at 11:00 a.m. Eastern Time to discuss the third fiscal quarter 2016 financial results.  You may access the call by dialing 1-855-835-4076 and using the passcode 32876449 at least 10 minutes before the call.  The call can also be accessed using the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com, or by using http://edge.media-server.com/m/p/crw7xbye.

A telephonic replay will be available through February 16, 2016 by dialing 1-800-585-8367 and using the passcode 32876449.  An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended December 31, 2015 to be filed with the Securities and Exchange Commission and Capital Southwest’s Third Fiscal Quarter 2016 Investor Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based publicly traded business development company, with approximately $271 million in net assets as of December 31, 2015. On September 30, 2015, Capital Southwest completed the spin-off to shareholders of its industrial businesses, CSW Industrials, Inc. Capital Southwest is a credit investment firm focused on supporting the acquisition and growth of middle market businesses with $5 to $20 million investments across the capital structure, including first lien, unitranche, second lien and subordinated debt, as well as non-control equity co-investments. Since Capital Southwest’s formation in 1961, it has always sought to invest in companies with strong management teams and sound financial performance. As a public company with a permanent capital base, Capital Southwest is fortunate to have the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as “will,” “believe,” “expect” and similar expressions, and variations or negatives of these words. These statements are based on management’s current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest’s Annual Report on Form 10-K for the year ended March 31, 2015 and subsequent fillings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contacts:

Michael S. Sarner, Chief Financial Officer
214-884-3829